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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported)
                               September 30, 1997

                            HYDRON TECHNOLOGIES, INC.
             (Exact name of Registrant as Specified in Its Charter)

                          Commission File Number 0-6333


           New York                                            13-1574215
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(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                   1001 Yamato Road, Boca Raton, Florida 33431
                    (Address of Principal Executive Offices)

                                 (561) 994-6191
              (Registrant's Telephone Number, including area code)


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Item 5.  Other Events.

On September 30, 1997, Harvey Tauman, formerly the Chairman, Chief Executive Officer, President and Treasurer of Hydron Technologies, Inc. (the "Company"), whose employment was terminated by the Company on September 19, 1997, resigned his position as a director of the Company (the "Resignation"). In addition, Mr. Tauman concurrently commenced an action (the "Action") against the Company in the Circuit Court of the Fifteenth Judicial District in and for Palm Beach County, Florida, alleging breach of contract in connection with the termination of his employment and seeking damages of not less than $4 million, plus interest. In his complaint Mr. Tauman also seeks a declaration that his employment was terminated without cause and that he may continue to exercise his stock options for the duration of their term notwithstanding the termination of his employment. The Company is reviewing Mr. Tauman's complaint and intends to defend the action vigorously.

Mr. Tauman currently holds options to purchase 300,000 shares of the Company's common stock, par value $.01 per share, consisting of options to purchase (x) 100,000 shares at an exercise price of $2.285 per share, which options are exercisable until November 7, 2000, and (y) 200,000 shares at an exercise price of $2.625 per share, which options are exercisable until May 15, 1999. As stated in the Company's Current Report on Form 8-K filed on September 29, 1997, as of September 19, 1997, based on information filed by Mr. Tauman with the Securities and Exchange Commission (the "SEC"), in addition to the 300,000 shares of common stock issuable upon exercise of the above-mentioned options, Mr. Tauman was the beneficial owner of 2,145,000 shares of the Company's outstanding common stock. According to information filed with the SEC and information obtained by the Company from its transfer agent, Mr. Tauman, immediately prior to the aforementioned Resignation and commencement of the Action, sold 396,730 shares of common stock. Accordingly, after giving effect to such sales Mr. Tauman is currently the beneficial owner of 1,748,270 shares of common stock.


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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated:  October 9, 1997

                                                Hydron Technologies, Inc.

                                                By: /s/ Richard Banakus
                                                    --------------------------
                                                    Richard Banakus, President